                                                                    EXHIBIT 99.1

         U.S. REALTEL, INC. ANNOUNCES STOCK REPURCHASE PROGRAM ATLANTA, April 2, 2002 - U.S. REALTEL, INC. (OTCBB:USRT) today announced that its Board of Directors has approved the use of up to $500,000 for repurchase of its common stock.

The Board authorized the periodic repurchase of shares of common stock on an ongoing basis, depending on market and business conditions and subject to compliance with all applicable securities laws and regulations. Repurchases are anticipated to be funded using cash from operations and are subject to availability of shares at prices that are acceptable to the company. Accordingly, there is no guarantee as to the timing or number of shares to be repurchased.

"We do not believe that our current stock price is reflective of the company's long-term value. This program will help U.S. RealTel achieve its goals of increasing shareholder value while effectively managing its capital," said Perry Ruda, the company's president. U.S. RealTel intends, but is not obligated, to make open market purchases in compliance with the "safe harbor" provisions of SEC Rule 10b-18, which specifies certain timing, price, manner and volume parameters for such purchases. Shares repurchased are expected to be held in treasury, but may be released in the future in connection with corporate purposes. The repurchase program may be suspended at any time without notice.

About U.S. RealTel, Inc., and Cypress Communications, Inc.

U.S. RealTel, Inc. is the holding company of Cypress Communications, Inc., an in-building provider of comprehensive broadband communications services to businesses located in commercial office buildings throughout the United States. Cypress Communications offers a fully integrated, customized communications package that typically includes high-speed, fiber-optic internet connectivity, e-mail services, Web hosting services, remote access connectivity, local & long distance voice services, feature rich digital telephone systems and digital satellite business television.

For more information, please visit www.cypresscom.net

This release contains certain forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Where possible, the company has identified these forward looking statements by words such as "believes", "anticipates", "expects", "intends" and other similar words or phrases. Such forward looking statements describing the company's current beliefs concerning future business conditions and the outlook for the company, are subject to significant uncertainties, many of which are beyond the control of the company. These uncertainties include factors such as market and economic conditions. Please refer to the company's Form 10K and its subsequent filings with the Securities and Exchange Commission for a fuller description of these and other risks and uncertainties. Actual results or performance could differ materially from that expected by the company as of the date of this release, and the company undertakes no obligation to publicly update such statements to reflect subsequent events or circumstances.